                                                                    EXHIBIT 10.6

                         SEVERANCE AND RELEASE AGREEMENT

            THIS AGREEMENT ("this Agreement") is entered into as of the 14th day of December, 2002, by and between HRB MANAGEMENT, INC., a Missouri corporation ("HRB"), and Stephanie R. Otto ("Otto").

            WHEREAS, HRB and Otto are parties to an Employment Agreement dated January 28, 2002 (the "Employment Agreement");

            WHEREAS, Otto has been given notice that HRB will terminate the Employment Agreement and Otto's employment thereunder on December 14, 2002, pursuant to and in accordance with sections 1.08(b) and 4.09 of the Employment Agreement;

            WHEREAS, such involuntary termination of Otto's employment constitutes a "Qualifying Termination," as such term is used in the Employment Agreement; and

            WHEREAS, pursuant to Section 1.08(d) of the Employment Agreement, as a result of such Qualifying Termination, Otto will be offered severance benefits in exchange for Otto's release of all known and potential claims against H&R Block, Inc. ("Block"), HRB, and each other direct or indirect subsidiary of Block (Block and each such other subsidiary an "Affiliate of HRB").

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Otto and HRB agree as follows:

            1. Severance.

            Otto's termination of employment constitutes a Qualifying Termination. As such, the provisions of Section 1.08(d) of the Employment Agreement will apply. The provisions of Section 1.08(d) of the Employment Agreement read as follows:

            "1.08 - Termination of Employment.

            (d) Severance. Executive will receive severance compensation and benefits as would be provided under the Severance Plan, as the same may be amended from time to time, if Executive incurs a "Qualifying Termination," as such term is defined in the Severance Plan, and executes an agreement with the Company under which Executive releases all known and potential claims against Block, the Company, and Affiliates. Such compensation and benefits will be Executive's election (the "Severance Election") of the same level of severance compensation and benefits as would be provided under the Severance Plan as such plan exists either (A) on the date of this Agreement or (B) Executive's Last Day of Employment; provided, however, (1) the "Severance Period" (as such term is defined in the Severance Plan) will be 18 months, notwithstanding any provision in the Severance Plan to the contrary, and (2) Executive will be credited with no less than 18 "Years of Service" (as such term is defined in the Severance Plan) for the purpose of determining severance compensation under Section 4(a)(i) of the Severance Plan as it exists on the date of this Agreement or the comparable section of the Severance Plan as it exists on Executive's Last Day of Employment, notwithstanding any provision in the Severance Plan to the contrary. The Severance Plan as it exists on the date of this Agreement is attached hereto as Exhibit A. Executive must notify the Company in writing within 5 business days after Executive's Last Day of Employment of Executive's Severance Election. Severance compensation and benefits provided under this Section 1.08(d) will terminate immediately if Executive violates Sections 3.02, 3.03, or
      3.05 of this Agreement or becomes reemployed with the Company or an Affiliate."

A copy of the Severance Plan as it exists on December 14, 2002, is attached to this Agreement as Exhibit A.

            2. Release by Otto. In consideration of HRB's promises and agreements set forth in this Agreement, Otto for herself and for her relations, heirs, legal representatives and assigns unconditionally releases and forever discharges HRB, Block, and all Affiliates of HRB, their respective present and past directors, officers, employees, agents, predecessors, successors, and assigns of and from any and all claims, demands, actions, causes of action and suits of any kind whatsoever, foreseen or unforeseen, known or unknown, whether under federal or state statute, local regulation or at common law, or which thereafter arise from any matter, fact, circumstance, event, happening or thing whatsoever occurring or failing to occur prior to the date of this Agreement involving Otto's employment by HRB or any Affiliate of HRB including, without limitation, Otto's hiring, compensation earned as of or before the date of this Agreement, the termination of Otto's responsibilities as an officer of HRB and as a director and/or officer of each Affiliate of HRB, Otto's termination as an employee of HRB, other obligations of HRB or any Affiliate or HRB, and further including, but not limited to, any claims for race, sex or age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, the 1991 amendments of such Civil Rights Act, the Americans with Disabilities Act, as amended, and all other federal and state statutes and common law doctrines.

            3. Consideration of Release of ADEA Claims. With regard to the waiver/release of rights or claims under the ADEA, Otto acknowledges and understands that this is a legal document and that she is legally entitled to, and has been offered, a period of twenty-one (21) days (the "Consideration Period") to consider the waiver/release of such rights or claims under this Agreement before signing it. After signing this Agreement, Otto may revoke the waiver/release of rights or claims under the ADEA by giving written notice ("Revocation Notice") to Mark A. Ernst, 4400 Main Street, Kansas City, Missouri 64111, within seven (7) days after the date of signing (such seven (7) day period, the "Revocation Period" and such date of signing, the "Signing Date"). For such revocation to be effective, the Revocation Notice must be received no later than 5:00 p.m., Kansas City, Missouri time, on the seventh (7th) day after the Signing Date. If Otto provides the Revocation Notice to HRB, this Agreement will be null, void and unenforceable by either party.

            4. Acknowledgements. OTTO ACKNOWLEDGES THAT HRB HAS ADVISED HER TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT OR BEFORE THE EXPIRATION OF THE REVOCATION PERIOD. OTTO SPECIFICALLY ACKNOWLEDGES AND AGREES THAT THE FULL TWENTY-ONE (21) DAY CONSIDERATION PERIOD HAS LAPSED. OTTO ACKNOWLEDGES AND AGREES THAT UPON SUCH CONSIDERATION SHE HAS DECIDED TO WAIVE AND RELEASE ANY CLAIMS THAT SHE MAY HAVE UNDER THE ADEA, PURSUANT TO THE TERMS OF THIS AGREEMENT.

            5. Third-Party Beneficiary. The parties hereto agree that Block is a third-party beneficiary as to the obligations imposed upon Otto under the Employment Agreement and this Agreement and as to the rights and privileges to which HRB is entitled pursuant to the Employment Agreement and this Agreement, and that Block is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

            6. Entire Agreement. This Agreement and the post-termination obligations of the Employment Agreement constitute the entire agreement and understanding between HRB and Otto concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by Otto and a duly authorized officer of HRB. Failure of HRB, Block or Otto to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions.

            7. Successors and Assigns. This Agreement and each of its provisions will be binding upon Otto and the heirs, executors, successors and administrators of Otto or her estate and property, and will inure to the benefit of HRB, Block and their successors and assigns. Otto may not assign or transfer to others the obligation to perform her duties hereunder.

            8. Specific Performance by Otto. The parties acknowledge that money damages alone will not adequately compensate HRB or Block for breach of any of the covenants and agreements herein and any of the post-termination obligations of the Employment Agreement and, therefore, in the event of the breach or threatened breach of any such covenant, agreement, or obligation by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party will be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.

            9. Notices. Notices hereunder will be deemed delivered five days following deposit thereof in the United States mails (postage prepaid) addressed to Otto at: 9503 W. Prentice Avenue, Littleton, CO 80123; and to HRB at: 4400 Main Street, Kansas City, Missouri 64111; Attn: Mark A. Ernst, with a copy to James H. Ingraham, Esq., H&R Block, Inc., 4400 Main Street, Kansas City, Missouri 64111; or to such other address and/or person designated by any party in writing to the other parties.

            10. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

      Executed as a sealed instrument under, and to be governed by, construed and enforced in accordance with, the laws of the State of Missouri.

                                        OTTO:

Dated: 12-14-02                         /s/ Stephanie R. Otto
                                        ----------------------------------------
                                        Stephanie R. Otto


Accepted and Agreed:

HRB MANAGEMENT, INC.
a Missouri corporation

By: /s/ Mark A. Ernst
    -------------------------------------
    Mark A. Ernst
    President and Chief Executive Officer

Dated: 16 Dec. 2002

                                                                       EXHIBIT A

                            H&R BLOCK SEVERANCE PLAN
                           (AS AMENDED APRIL 15, 2002)

1. PURPOSE. The H&R Block Severance Plan is a welfare benefit plan established by HRB Management, Inc., an indirect subsidiary of H&R Block, Inc., for the benefit of certain subsidiaries of H&R Block, Inc. in order to provide severance compensation and benefits to certain employees of such subsidiaries whose employment is involuntarily terminated under the conditions set forth herein. This document constitutes both the plan document and the summary plan description required by the Employee Retirement Income Security Act of 1974.

2. DEFINITIONS.

      (a) "Company" means H&R Block, Inc.

      (b) "Employee" means a regular full-time or part-time, active employee of a Participating Employer whose employment with a Participating Employer is not subject to an employment contract that contains a provision that includes severance benefits. This definition expressly excludes seasonal, temporary and inactive employees of a Participating Employer and employees who are customarily employed by a Participating Employer less than 20 hours per week.

      (c) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (d) "Hour of Service" means each hour for which an individual was entitled to compensation as a regular full-time or part-time employee from a subsidiary of the Company.

      (e) "Line of Business of the Company" with respect to a Participant means any line of business of the Participating Employer by which the Participant was employed as of the Termination Date, as well as any one or more lines of business of any other subsidiary of the Company by which the Participant was employed during the two-year period preceding the Termination Date, provided that, if Participant's employment was, as of the Termination Date or during the two-year period immediately prior to the Termination Date, with HRB Management, Inc. or any successor entity thereto, "Line of Business of the Company" shall mean any lines of business of the Company and all of its subsidiaries.

      (f) "Participant" means an Employee who has incurred a Qualifying Termination and has signed a Release that has not been revoked during any revocation period provided under the Release.

      (g) "Participating Employer" means a direct or indirect subsidiary of the Company (i) listed on Schedule A, attached hereto, which may change from time to time to reflect new Participating Employers or withdrawing Participating Employers, and (ii) approved by the Plan Sponsor for participation in the Plan.

      (h) "Plan" means the "H&R Block Severance Plan," as stated herein, and as may be amended from time to time.

      (i) "Plan Administrator" and "Plan Sponsor" means HRB Management, Inc. The address and telephone number of HRB Management, Inc. is 4400 Main Street, Kansas City, Missouri 64111, (816) 753-6900. The Employer Identification Number assigned to HRB Management, Inc. by the Internal Revenue Service is 43-1632589.

      (j) "Qualifying Termination" means the involuntary termination of an Employee, but does NOT include a termination resulting from:

            (i) the termination of an Employee as a result of the elimination of the Employee's position where the Employee was offered another position with a subsidiary of the Company at a comparable salary and benefit level, or where the termination results from a sale of assets or other corporate acquisition;

            (ii) the redefinition of an Employee's position to a lower salary rate;

            (iii) the termination of an Employee for cause; or

            (iv) the non-renewal of employment contracts.

      (k) "Release" means that agreement signed by and between an Employee who is eligible to participate in the Plan and the Employee's Participating Employer under which the Employee releases all known and potential claims against the Employee's Participating Employer and all of such employer's parents, subsidiaries, and affiliates.

      (l) "Release Date" means, with respect to a Release that includes a revocation period, the date immediately following the expiration date of the revocation period in the Release that has been fully executed by both parties. "Release Date" means, with respect to a Release that does not include a revocation period, the date the Release has been fully executed by both parties.

      (m) "Severance Period" means the period of time during which a Participant may receive benefits under this Plan. The Severance Period with respect to a Participant begins on the Termination Date. A Participant's Severance Period will be the shorter of (i) 12 months or (ii) a number of months equal to the whole number of Years of Service determined under Section 2(p), unless earlier terminated in accordance with Section 8 of the Plan.

      (n) "Termination Date" means the date the Employee severs employment with a Participating Employer.

      (o) "Monthly Salary" means -

            (i) with respect to an Employee paid on a salary basis, the Employee's current annual salary divided by 12; and

            (ii) with respect to an Employee paid on an hourly basis, the Employee's current hourly rate times the number of hours he or she is regularly scheduled to work per week multiplied by 52 and then divided by 12.

      (p) "Year of Service" means each period of 12 consecutive months ending on the Employee's employment anniversary date during which the Employee had at least 1,000 Hours of Service. In determining a Participant's Years of Service, the Participant will be credited with a partial Year of Service for his or her final period of employment commencing on his or her most recent employment anniversary date equal to a fraction calculated in accordance with the following formula:

          Number of days since most recent employment anniversary date
          ------------------------------------------------------------
                                       365

      Despite an Employee's Years of Service calculated in accordance with the above, an Employee whose pay grade at his or her Participating Employer fits in the following categories at the time of the Qualifying Termination will be credited with no less than the specified Minimum Years of Service and no more than the specified Maximum Years of Service listed in the following table as applicable to such pay grade:

         PAY GRADE                  MINIMUM YEARS OF                MAXIMUM YEARS OF
                                        SERVICE                         SERVICE
         ---------                  ----------------                ----------------
     81-89 and 231-235                     6                               18

      65-80, 140-145,                      3                               18
   185-190, and 218-230

      57-64, 115-135,                      1                               18
   175-180, and 210-217

      48-56, 100-110,                      1                               18
     170, and 200-209

      Notwithstanding the above, if an Employee has received credit for Years of Service under this Plan or under any previous plan, program, or agreement for the purpose of receiving severance benefits before a Qualifying Termination, such Years of Service will be disregarded when calculating Years of Service for such Qualifying Termination under the Plan; provided, however, that if such severance benefits were terminated prior to completion because the Employee was rehired by any subsidiary of the Company then the Employee will be re-credited with full Years of Service for which severance benefits were not paid in full or in part because of such termination..

3. ELIGIBILITY AND PARTICIPATION. All Employees who incur a Qualifying Termination and sign a Release are eligible to participate in the Plan. An eligible Employee will become a Participant in the Plan as of the Termination Date.

4. SEVERANCE COMPENSATION.

      (a) Amount. Subject to Section 8, each Participant will receive during the Severance Period from the applicable Participating Employer aggregate severance compensation equal to:

            (i) the Participant's Monthly Salary multiplied by the Participant's Years of Service; plus

            (ii) one-twelfth of the Participant's target payout under the Short-Term Incentive Program of the Participating Employer in effect at the time of his or her Termination Date multiplied by the Participant's Years of Service; plus

            (iii) an amount to be determined by the Participating Employer at its sole discretion, which amount may be zero.

      (b) Timing of Payments. Except as stated in Section 4(c), and subject to
      Section 8,

            (i) the sum of any amounts determined under Sections 4(a)(i) and 4(a)(ii) of the Plan will be paid in semi-monthly or bi-weekly installments (the timing and amount of each installment as determined by the Participating Employer) during the Severance Period beginning after the later of the Termination Date or the Release Date; and

            (ii) any amounts determined under Section 4(a)(iii) of the Plan will be paid in one lump sum within 15 days after the later of the Termination Date or the Release Date, unless otherwise agreed in writing by the Participating Employer and Participant or otherwise required by law.

      (c) Death. In the event of the Participant's death prior to receiving all payments due under this Section 4, any unpaid severance compensation will be paid (i) in the same manner as are death benefits under the Participant's basic life insurance coverage provided by the Participant's Participating Employer, and (ii) in accordance with the Participant's beneficiary designation under such coverage. If no such coverage exists, or if no beneficiary designation exists under such coverage as of the date of death of the Participant, the severance compensation will be paid to the Participant's estate in one-lump sum.

5. HEALTH AND WELFARE BENEFITS.

      (a) Benefits. In addition to the severance compensation provided pursuant to Section 4 of the Plan, a Participant may continue to participate in the following health and welfare benefits provided by his or her Participating Employer during the Severance Period on the same basis as employees of the Participating Employer:

            (i) medical;

            (ii) dental;

            (iii) vision;

            (iv) employee assistance;

            (v) medical expense reimbursement and dependent care expense reimbursement benefits provided under a cafeteria plan;

            (vi) life insurance (basic and supplemental); and

            (vii) accidental death and dismemberment insurance (basic and supplemental).

      For the purposes of any of the above-described benefits provided under a Participating Employer's cafeteria plan, a Qualifying Termination constitutes a "change in status" or "life event."

      (b) Payment and Expiration. Payment of the Participant's portion of contribution or premiums for such selected benefits will be withheld from any severance compensation payments paid to the Participant under this Plan. The Participating Employer's partial subsidization of such coverages will remain in effect until the earlier of:

            (i) the expiration or earlier termination of the Employee's Severance Period, after which time the Participant may be eligible to elect to continue coverage of those benefits listed above that are provided under group health plans in accordance with his or her rights under Section 4980B of the Internal Revenue Code; or

            (ii) the Participant's attainment of or eligibility to attain health and welfare benefits through another employer after which time the Participant may be eligible to elect to continue coverage of those benefits listed above that are provided under group health plans in accordance with his or her rights under Section 4980B of the Internal Revenue Code.

6. STOCK OPTIONS.

      (a) Accelerated Vesting. Any portion of any outstanding incentive stock options and nonqualified stock options that would have vested during the 18-month period following the Termination Date had the Participant remained an employee with the Participating Employer during such 18-month period will vest as of the Termination Date. This Section 6(a) applies only to options (i) granted to the Participant under the Company's 1993 Long-Term Executive Compensation Plan, or any successor plan to its 1993 Long-Term Executive Compensation Plan, not less than 6 months prior to his or her Termination Date and (ii) outstanding at the close of business on such Termination Date. The determination of accelerated vesting under this
      Section 6(a) shall be made as of the Termination Date and shall be based solely on any time-specific vesting schedule included in the applicable stock option agreement without regard to any accelerated vesting provision not related to the Plan in such agreement.

      (b) Post-Termination Exercise Period. Subject to the expiration dates and other terms of the applicable stock option agreements, the Participant may elect to have the right to exercise any outstanding incentive stock options and nonqualified stock options granted prior to the Termination Date to the Participant under the Company's 1984 Long-Term Executive Compensation Plan, its 1993 Long-Term Executive Compensation Plan, or any successor plan to its 1993 Long-Term Executive Compensation Plan that are vested as of the Termination Date (or, if later, the Release Date), whether due to the operation of Section 6(a), above, or otherwise, at any time during the Severance Period and, except in the event that the Severance Period terminates pursuant to Section 8(a), for a period up to 3 months after the end of the Severance Period (notwithstanding Section 8). Any such election shall apply to all outstanding incentive stock options and nonqualified stock options, will be irrevocable and must be made in writing and delivered to the Plan Administrator on or before the later of the Termination Date or Release Date. If the Participant fails to make an election, the Participant's right to exercise such options will expire 3 months after the Termination Date.

      (c) Stock Option Agreement Amendment. The operation of Sections 6(a) and 6(b), above, are subject to the Participant's execution of an amendment to any affected stock option agreements.

7. OUTPLACEMENT SERVICES. In addition to the benefits described above, career transition counseling or outplacement services may be provided upon the Participant's Qualifying Termination. Such outplacement service will be provided at the Participating Employer's sole discretion. Outplacement services are designed to assist employees in their search for new employment and to facilitate a smooth transition between employment with the Participating Employer and employment with another employer. Any outplacement services provided under this Plan will be provided by an outplacement service chosen by the Participating Employer. The Participant is not entitled to any monetary payment in lieu of outplacement services.

8. TERMINATION OF BENEFITS. Any right of a Participant to severance compensation and benefits under the Plan, and all obligations of his or her Participating Employer to pay any unpaid severance compensation or provide benefits under the Plan will terminate as of the day:

      (a) The Participant has engaged in any conduct described in Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), below, as the same may be limited pursuant to Section 8(a)(vi).

            (i) During the Severance Period, the Participant's engagement in, ownership of, or control of any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or acting as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of the Company, provided that this Section 8(a)(i) shall not apply to the Participant if the Participant's primary place of employment by a subsidiary of the Company as of the Termination Date is in either the State of California or the State of North Dakota.

            (ii) During the Severance Period, the Participant employs or solicits for employment by any employer other than a subsidiary of the Company any employee of any subsidiary of the Company, or recommends any such employee for employment to any employer (other than a subsidiary of the Company) at which the Participant is or intends to be (A) employed, (B) a member of the Board of Directors,
            (C) a partner, or (D) providing consulting services.

            (iii) During the Severance Period, the Participant directly or indirectly solicits or enters into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of a subsidiary of the Company for the purpose of engaging in any business transaction of the nature performed by such subsidiary, or contemplated to be performed by such subsidiary, for such customer, provided that this Section 8(a)(iii) shall only apply to customers for whom the Participant personally provided services while employed by a subsidiary of the Company or customers about whom or which the Participant acquired material information while employed by a subsidiary of the Company.

            (iv) During the Severance Period, the Participant misappropriates or improperly uses or discloses confidential information of the Company and/or its subsidiaries.

            (v) If the Participant engaged in any of the conduct described in Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) during or after Participant's term of employment with a Participating Employer, but prior to the commencement of the Severance Period, and such engagement becomes known to the Participating Employer during the Severance Period, such conduct shall be deemed, for purposes of Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) to have occurred during the Severance Period.

            (vi) If the Participant is a party to an employment contract with a Participating Employer that contains a covenant or covenants relating to the Participant's engagement in conduct that is the same as or substantially similar to the conduct described in any of Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), and any specific conduct regulated in such covenant or covenants in such employment contract is more limited in scope geographically or otherwise than the corresponding specific conduct described in any of such Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), then the corresponding specific conduct addressed in the applicable Section 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) shall be limited to the same extent as such conduct is limited in the employment contract and the Participating Employer's rights and remedy with respect to such conduct under this Section 8 shall apply only to such conduct as so limited.

      (b) The Participant is rehired by his or her Participating Employer or hired by any other subsidiary of the Company in any position other than a position classified as seasonal by such employer.

9. AMENDMENT AND TERMINATION. The Plan Sponsor reserves the right to amend the Plan or to terminate the Plan and all benefits hereunder in their entirety at any time.

10. ADMINISTRATION OF PLAN. The Plan Administrator has the power and discretion to construe the provisions of the Plan and to determine all questions relating to the eligibility of employees of Participating Employers to become Participants in the Plan, and the amount of benefits to which any Participant may be entitled thereunder in accordance with the Plan. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Plan Sponsor specifically intends that the Plan Administrator have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any such decision made by the Plan Administrator will be binding on all Employees, Participants, and Beneficiaries, and is intended to be subject to the most deferential standard of judicial review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator. The decision of the Plan Administrator upon all matters within the scope of its authority will be final and binding.

11. CLAIMS PROCEDURES.

      (a) FILING A CLAIM FOR BENEFITS. Participants are not required to submit claim forms to initiate payment of benefits under this Plan. To make a claim for benefits, individuals other than Participants who believe they are entitled to receive benefits under this Plan and Participants who believe they have been denied certain benefits under the Plan must write to the Plan Administrator. These individuals and such Participants are hereinafter referred to in this Section 11 as "Claimants." Claimants must notify the Plan Administrator if they will be represented by a duly authorized representative with respect to a claim under the Plan.

      (b) INITIAL REVIEW OF CLAIMS. The Plan Administrator will evaluate a claim for benefits under the Plan. The Plan Administrator may solicit additional information from the Claimant if necessary to evaluate the claim. If the Plan Administrator denies all or any portion of the claim, the Claimant will receive, within 90 days after the receipt of the written claim, a written notice setting forth:

            (i) the specific reason for the denial;

            (ii) specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

            (iii) a description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and

            (iv) that any appeal the Claimant wishes to make of the adverse determination must be in writing to the Plan Administrator within 60 days after receipt of the notice of denial of benefits. The notice must advise the Claimant that his or her failure to appeal the action to the Plan Administrator in writing within the 60-day period will render the Plan Administrator's determination final, binding and conclusive. The notice must further advise the Claimant of his or her right to bring a civil action under Section 502(a) of ERISA following the exhaustion of the claims procedures described herein.

      (c) APPEAL OF DENIED CLAIM AND FINAL DECISION. If the Claimant should appeal to the Plan Administrator, the Claimant, or his or her duly authorized representative, must submit, in writing, whatever issues and comments the Claimant or his or her duly authorized representative feels are pertinent. The Claimant, or his or her duly authorized representative, may review and request pertinent Plan documents. The Plan Administrator will reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator will advise the Claimant in writing of its decision within 60 days of the Claimant's written request for review, unless special circumstances (such as a hearing) require an extension of time, in which case the Plan Administrator will make a decision as soon as possible, but no later than 120 days after its receipt of a request for review.

12. PLAN FINANCING. The benefits to be provided under the Plan will be paid by the applicable Participating Employer, as incurred, out of the general assets of such Participating Employer.

13. GENERAL INFORMATION. The Plan's records are maintained on a calendar year basis. The Plan Number is 509. The Plan is self-administered and is considered a severance plan.

14. GOVERNING LAW. The Plan is established in the State of Missouri. To the extent federal law does not apply, any questions arising under the Plan will be determined under the laws of the State of Missouri.

15. ENFORCEABILITY; SEVERABILITY. If a court of competent jurisdiction determines that any provision of the Plan is not enforceable, then such provision shall be enforceable to the maximum extent possible under applicable law, as determined by such court. The invalidity or unenforceabilty of any provision of the Plan, as determined by a court of competent jurisdiction, will not affect the validity or enforceability of any other provision of the Plan and all other provisions will remain in full force and effect.

16. WITHHOLDING OF TAXES. The applicable Participating Employer may withhold from any benefit payable under the Plan all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling. The Participant shall pay upon demand by the Company or the Participating Employer any taxes required to be withheld or collected by the Company or the Participating Employer upon the exercise by the Participant of a nonqualified stock option granted under the Company's 1984 Long-Term Executive Compensation Plan or its 1993 Long-Term Executive Compensation Plan. If the Participant fails to pay any such taxes associated with such exercise upon demand, the Participating Employer shall have the right, but not the obligation, to offset such taxes against any unpaid severance compensation under this Plan.

17. NOT AN EMPLOYMENT AGREEMENT. Nothing in the Plan gives an Employee any rights (or imposes any obligations) to continued employment by his or her Participating Employer or other subsidiary of the Company, nor does it give such Participating Employer any rights (or impose any obligations) for the continued performance of duties by the Employee for the Participating Employer or any other subsidiary of the Company.

18. NO ASSIGNMENT. The Employee's right to receive payments of severance compensation and benefits under the Plan are not assignable or transferable, whether by pledge, creation of a security interest, or otherwise. In the event of any attempted assignment or transfer contrary to this section, the applicable Participating Employer will have no liability to pay any amount so attempted to be assigned or transferred.

19. SERVICE OF PROCESS. The Secretary of the Plan Administrator is designated as agent for service of legal process. Service of legal process may be made upon the Secretary of the Plan Administrator at:

      HRB Management, Inc.
      Attn: Secretary
      4400 Main Street
      Kansas City, Missouri 64111

20. STATEMENT OF ERISA RIGHTS. As a participant in the Plan, you are entitled to certain rights and protections under ERISA, which provides that all Plan Participants are entitled to:

      (a) examine without charge, at the Plan Administrator's office, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

      (b) obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies; and

      (c) receive a summary of the Plan's annual financial report if required to be filed for the year. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report if an annual report is required to be filed for the year.

      In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Participating Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

      If your claim for a welfare benefit is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

      Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials to you and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

      If you have any questions about the Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

IN WITNESS WHEREOF, HRB Management, Inc. adopts this Severance Plan effective this 23rd day of April, 2001.

                                        HRB MANAGEMENT, INC.


                                        /s/ Mark A. Ernst
                                        -------------------------------------
                                        Mark A. Ernst
                                        President and Chief Executive Officer

                                   SCHEDULE A

                             PARTICIPATING EMPLOYERS

Block Financial Corporation

Financial Marketing Services, Inc.

Franchise Partner, Inc.

H&R Block Investments, Inc.

H&R Block Services, Inc. and its U.S.-based direct and indirect subsidiaries

HRB Business Services, Inc.

HRB Management, Inc.

HRB Retail Services, Inc.

Olde Financial Corporation and its U.S.-based direct and indirect subsidiaries, which subsidiaries include H&R Block Financial Advisors, Inc.